Exhibit 11.2

CONSENT OF LANDCARE

We consent to the use, in this Offering Statement on Form 1-A of our opinion in regard to validation of the Company’s product and to the use of the quotation of Robert Barber, EVP of Operations at LandCare.

Very truly yours,

/s/ Robert Barber
Robert Barber, EVP of Operations at Landcare

/s/ LandCare USA, LLC
Frederick, MD
July 5th, 2019